Exhibit 99.1

Barings Becomes Investment Adviser to Barings BDC, Inc.

CHARLOTTE, N.C. (August 3rd, 2018) - Barings LLC (“Barings”), one of the world’s leading asset management firms, announced yesterday that it has become the external investment adviser to Barings BDC, Inc. (”Barings BDC” or the “Company”, f/k/a Triangle Capital Corporation or “TCAP”), a business development company, following completion of the previously announced externalization transaction. TCAP stockholders approved the externalization transaction among other proposals at a special meeting held on July 24th, 2018. The Company has been renamed Barings BDC, Inc., and its shares now trade on the New York Stock Exchange under the ticker symbol “BBDC.”

As part of this transaction, a stockholder payment of $1.7836119 per share by Barings will be distributed on Friday, August 3rd, to all of the Company’s stockholders of record as of August 2nd, 2018. This cash payment does not impact the Company’s Net Asset Value (“NAV”).

At close, Barings invested $100.0 million in cash in new Barings BDC shares at a price of $11.72 per share, which represents TCAP’s pro-forma NAV estimate, accounting for the sale of TCAP’s assets to BSP Asset Acquisition I, LLC, as well as other transaction expenses including but not limited to debt extinguishment costs, transaction fees, restricted stock vesting, severance costs, and a partial year bonus payment.

About Barings BDC, Inc.
Barings BDC, Inc. (NYSE: BBDC) is a publicly traded, externally managed investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Barings BDC, Inc. seeks to invest primarily in senior secured loans to private U.S. middle market companies that operate across a wide range of industries. BBDC’s investment activities are managed by its investment adviser, Barings LLC, a leading global asset manager based in Charlotte, NC with over $306 billion of AUM firm-wide. For more information, visit www.baringsbdc.com.

About Barings
Barings is a $306+ billion* global financial services firm dedicated to meeting the evolving investment and capital needs of our clients. We build lasting partnerships that leverage our distinctive expertise across traditional and alternative asset classes to deliver innovative solutions and exceptional service. Part of MassMutual, Barings maintains a strong global presence with over 1,800 professionals and offices in 16 countries. Learn more at www.barings.com.

*As of June 30, 2018

Contacts:
Kelly Smith, Media Relations, Barings, 980-417-5648, kelly.smith@barings.com
Brian Whelan, Corporate Communications, Barings, 980-417-7700, brian.whelan@barings.com

Investor Relations:
BDCinvestorrelations@barings.com 888-401-1088